UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2026

EagleRock Land, LLC

(Exact name of registrant as specified in its charter)

Texas	001-43288	41-3142321
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9655 Katy Freeway, Suite 375

Houston, Texas 77024

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 280-7002

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited liability company interests	EROK	New York Stock Exchange and NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 relating to the Joinder Agreement (as defined below) under the heading “Predecessor Credit Facility” is hereby incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Predecessor Credit Facility

On May 15, 2026, in connection with the closing of the initial public offering (the “Offering”) of EagleRock Land, LLC (the “Company”), and pursuant to the terms of that certain Sixth Amendment to Financing Agreement, dated as of May 4, 2026, by and among Lea & Eddy Holdings, LLC, the predecessor for accounting purposes of the Company (the “Predecessor”), and certain of its subsidiaries, the other loan parties party thereto, TCW Asset Management Company LLC (“TCW”), as administrative agent and collateral agent, and the lenders party thereto (the “Sixth Amendment”), as modified by that certain Joinder Agreement to the Financing Agreement, dated as of May 15, 2026, by and among EagleRock Land Operating, LLC, a subsidiary of the Company (“OpCo”), the borrowers and other loan parties party thereto and TCW (such joinder, the “Joinder Agreement” and such credit facility, as amended and modified, the “Predecessor Credit Facility”), OpCo became “Parent” and “Guarantor” under the Predecessor Credit Facility in exchange for the Predecessor’s contribution of certain of its subsidiaries to OpCo.

As of May 4, 2026, there was approximately $263.3 million of outstanding borrowings under the Predecessor Credit Facility and the payoff balance was approximately $270.0 million. Borrowings under the Predecessor Credit Facility bear interest at the secured overnight financing rate (“SOFR”), plus the applicable margin or certain reference rate, plus the applicable margin, which is set at 8.0%–8.5% depending on the applicable leverage ratio for the most recent four consecutive quarters. Principal amounts borrowed under the revolving credit facility that forms a part of the Predecessor Credit Facility may be repaid from time to time without penalty. Any principal amounts outstanding on the maturity date, July 3, 2027, become due and payable on such date. The Company intends to use a portion of the net proceeds from the Offering to repay in full and terminate the Predecessor Credit Facility. OpCo provides a limited recourse guaranty for the Predecessor Credit Facility limited to Parent Collateral (as defined in the Predecessor Credit Facility).

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Sixth Amendment and the Joinder Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated in this Item 2.03 by reference.

EagleRock Credit Facility

In connection with the Offering, OpCo, as borrower, entered into a credit agreement providing a $200.0 million revolving credit facility, which will mature five years after the effective date (the “Credit Facility”). The Credit Facility is administered by JPMorgan Chase Bank, N.A., as administrative agent, and is secured by a first-priority lien on substantially all of the assets of OpCo and the Guarantors (as defined in the Credit Facility), including equity interests in OpCo’s subsidiaries, subject to customary exceptions and exclusions, and is guaranteed by all material existing and future direct and indirect wholly owned domestic subsidiaries of OpCo. The Credit Facility includes an accordion feature providing for up to $100.0 million of additional commitments, a letter of credit sublimit of $10.0 million and customary conditions to borrowing. The Credit Facility will become effective upon full repayment and termination of the Predecessor Credit Facility.

Outstanding borrowings under the Credit Facility accrue interest at a rate based on SOFR, plus an applicable margin. Borrowings under the Credit Facility accrue interest based on a four-tiered pricing grid tied to OpCo’s net total leverage ratio as follows:

•	if the net total leverage ratio is greater than or equal to 3.00x, the applicable margin will be 3.00% and the commitment fee on undrawn amounts will be 0.50%;

•	if the net total leverage ratio is less than 3.00x but greater than or equal to 2.50x, the applicable margin will be 2.75% and the commitment fee on undrawn amounts will be 0.50%;

•	if the net total leverage ratio is less than 2.50x but greater than or equal to 2.00x, the applicable margin will be 2.50% and the commitment fee on undrawn amounts will be 0.375%; and

•	if the net total leverage ratio is less than 2.00x, the applicable margin will be 2.25% and the commitment fee on undrawn amounts will be 0.375%.

The Credit Facility includes customary affirmative and negative covenants, which, among other things and subject to certain exceptions, restrict the ability of OpCo and its restricted subsidiaries to incur debt, grant liens, make restricted payments and investments, issue equity, sell or lease assets, dissolve or merge with another entity, enter into transactions with affiliates or restrictive agreements, change their business, prepay debt and amend their organizational documents and material agreements.

The Credit Facility permits OpCo and its restricted subsidiaries to make certain restricted payments, so long as (i) no default or event of default exists or would result therefrom, (ii) the pro forma net total leverage ratio is less than 3.00x and (iii) pro forma liquidity (defined as cash plus availability under the Credit Facility) is equal to or greater than $50.0 million.

In addition, OpCo is required to comply with the following financial maintenance covenants: (i) a maximum net total leverage ratio of no greater than 3.50x (with maximum cash netting of up to $25.0 million if any loans are outstanding or, if no loans are outstanding, all unrestricted cash and cash equivalents on the balance sheet of OpCo and its restricted subsidiaries, and with a step up to 4.00x for a certain period after a material permitted acquisition); and (ii) a minimum interest coverage ratio of at least 2.75x.

The Credit Facility contains customary events of default, including for the failure of OpCo and the other loan parties to comply with the various financial, negative and affirmative covenants under the Credit Facility (subject to the cure provisions set forth therein). During the existence of an event of default (as defined in the Credit Facility), the administrative agent, with the consent of or at the direction of the required lenders thereunder, has the right to, among other available remedies, terminate the commitments and/or declare all outstanding loans and accrued interest and fees under the Credit Facility to be immediately due and payable.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Credit Facility, which is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1#	Sixth Amendment to Financing Agreement, dated as of May 4, 2026, by and among Lea & Eddy Holdings, LLC, Hydrosource Logistics, LLC, Desert Ram Holdings, LLC, Accelerated Water Resources, LLC, the other Loan Parties party thereto, TCW Asset Management Company LLC, as administrative agent and collateral agent for the Lenders, and the Lenders party thereto.

10.2	Joinder Agreement, dated as of May 15, 2026, by and among EagleRock Land Operating, LLC, the Borrowers, the Guarantors and TCW Asset Management Company LLC, as collateral agent and administrative agent for the Lenders.

10.3#	Credit Agreement, dated as of May 4, 2026, by and among EagleRock Land Operating, LLC, as Borrower, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

#

Certain portions of this exhibit have been redacted pursuant to Item 601 of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLEROCK LAND, LLC

By:	/s/ Greg Pipkin Jr.
Name: Greg Pipkin Jr.
Title: Chief Executive Officer

Date: May 21, 2026

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